EXHIBIT 16.1

September 12, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Financial Industries Corporation's Form 8-K dated September 12, 2007, and have the following comments:

1.
We agree with the statements made in the first, second, fourth, fifth and sixth paragraphs of section a.  We have no basis on which to agree or disagree with the statements made in the third paragraph of section a.

2.	We have no basis on which to agree or disagree with the statements made in section b.

Yours truly,

DELOITTE & TOUCHE LLP
Dallas, Texas